Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Angela Bitting
SVP, Corporate Affairs	925 202 6211
510 809 9264	press@aduro.com

Aduro Biotech Reports Partial Clinical Hold to Pause Enrollment in LADD Trials

—Current Clinical Trial Patients Are Continuing to Receive LADD Treatment—

—Company to Host Conference Call Today at 6 a.m. PT/9 a.m. ET—

BERKELEY, Calif. – October 24, 2016 - Aduro Biotech, Inc. (Nasdaq: ADRO), a biopharmaceutical company with three distinct immunotherapy technologies, announced today that it has received notice from the U.S. Food and Drug Administration (FDA) that trials with investigational agents based on its LADD (Listeria-based immunotherapy construct) platform have been placed on partial clinical hold to pause new patient enrollment. Patients currently receiving a LADD-based agent (except one currently identified patient, due to the presence of a pacemaker) are continuing to receive treatment, with several of these patients having been on study drug for six months or longer. The partial hold was initiated following notification to the FDA that a blood culture sample from an indwelling port of a metastatic pancreatic cancer patient who presented with gastrointestinal symptoms tested positive for Listeria, which is suspected to be CRS-207. The patient was administered intravenous antibiotics, subsequent blood cultures tested negative for Listeria, and the patient was reported to be doing well.

Aduro is working with the FDA to lift the partial hold so as to resume new patient enrollment in its LADD clinical trials. The company is revising study protocols in accordance with feedback from the agency, including the modification of antibiotic administration following treatment, extended patient surveillance, and, as a pre-emptive measure, exclusion of patients who are on or will receive certain immune-suppressive treatments or who have certain prosthetic devices. Aduro will be providing proposed revisions to the protocols, patient consent forms, and investigator brochures to the agency later this week.

This partial hold does not impact any ongoing development of Aduro’s two other distinct platform technologies, STING pathway activators and B-select monoclonal antibodies.

Conference Call with Management

Aduro’s management will host a conference call to review this announcement today at 6 a.m. PT. To participate in the conference call, please dial (844) 309-0604 (domestic) or (574) 990-9932 (international) and refer to conference ID 4915023. Live audio of the conference call will be simultaneously webcast and will be available to members of the news media, investors and the general public at http://edge.media-server.com/m/p/rk79zbwm.

The webcast will be archived under the investor section of the company’s website and available for replay for at least one month after the conference call.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro’s technology platforms, which are designed to harness the body’s natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro’s LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including pancreatic, ovarian, lung and prostate cancers, mesothelioma and glioblastoma. Aduro’s STING Pathway Activator platform is designed to activate the intracellular STING receptor, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in a Phase 1 study in patients with cutaneously accessible metastatic solid tumors or lymphomas. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential resolution of the clinical hold placed on LADD trials, the potential for our technology platforms, plans, and the potential for eventual regulatory approval of our product candidates. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2016, which is on file with the Securities and Exchange Commission. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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